Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder

Hunt Oil Company and Subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-214709 and 333-216756) on Form S-3 and (No. 333-213979) on Form S-8 of Penn Virginia Corporation and subsidiaries of our report dated May 9, 2018, with respect to the Statement of Revenues and Direct Operating Expenses of the Gonzales and Lavaca Counties, Texas oil and gas properties purchased by Penn Virginia Corporation and subsidiaries from Hunt Oil Company and subsidiaries for the year ended December 31, 2017, which report appears in the Current Report on Form 8-K dated May 9, 2018.

Dallas, Texas

May 9, 2018